Exhibit 10.3

SELLERS SIDE LETTER AGREEMENT

This SELLERS SIDE LETTER AGREEMENT (this “Agreement”), dated as of January 10, 2020 (the “Effective Date”), is executed by and between SAExploration, Inc., a Delaware corporation (“SAE”), and ALASKAN Seismic Ventures, LLC, an Alaskan limited liability company (“ASV” and, together with SAE, the “Sellers”).

PRELIMINARY STATEMENTS:

(1) Sellers and TGS-NOPEC Geophysical Company ASA, a public limited company registered in Norway (“Purchaser”), have entered into that certain Asset Purchase Agreement for the Aklaq and Kuukpik Surveys of even date herewith (the “Purchase Agreement”), pursuant to which Purchaser is purchasing certain assets from Sellers for the consideration set forth in the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

(2) Sellers desire to enter into this Agreement to provide certain agreements with respect to matters related to (i) the proceeds received pursuant to the Purchase Agreement, (ii) contribution and indemnity as among Sellers to cover Sellers’ post-Closing indemnification obligations under the Purchase Agreement, and (iii) certain Alaska tax credits.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers agree as follows:

1. Indemnification Obligations. Any indemnification obligations of Sellers under the terms of the Purchase Agreement shall be borne either (A) individually, by the Seller whose breach resulted in the indemnification obligation under the terms of the Purchase Agreement with respect to claims resulting from the breach of a representation, warranty or covenant contained in the Purchase Agreement (a “Breach Liability Obligation”), or (B) otherwise, severally by Sellers in accordance with the percentages set forth on Exhibit A attached hereto (“Pro Rata Share”).

2. Contribution. If any Seller (the “Paying Seller”) makes any payment (including by way of a set-off against other amounts payable to the Paying Seller) (each a “Seller Payment”) in respect of the indemnification obligations of Sellers pursuant to the Purchase Agreement, with respect to any obligation for which (A) the other Seller is liable in accordance with its Breach Liability Obligation, or (B) Sellers are each liable in accordance with their Pro Rata Share in an amount in excess of such Seller’s Pro Rata Share, then the Paying Seller shall have the rights of contribution set forth below against the other Seller.

(a) Reimbursement of Paying Seller. With respect to each Seller Payment, the Seller (the “Reimbursing Seller”) other than the Paying Seller making such Seller Payment will be responsible for paying the Paying Seller an amount equal to (i) the full amount of the Seller Payment, in the case of a Breach Liability Obligation, and (ii) otherwise, the Seller Payment multiplied by such Reimbursing Seller’s Pro Rata Share (with respect to each Seller, such amount is referred to as such Seller’s “Payment Obligation”). Each Reimbursing Seller must pay any Payment Obligation due to the Paying Seller within ten (10) days of receipt of notice from the Paying Seller of the making of a Seller Payment. Any Seller who fails to pay his Payment Obligation with respect to a Seller Payment is hereafter referred to as a “Deficient Seller”.

(b) Interest. The Payment Obligation of a Deficient Seller shall accrue interest at an annual rate of ten percent (10%) from its due date until paid in full, and the Deficient Seller shall be responsible for the payment and/or reimbursement of all costs and expenses, including attorneys’ fees, incurred by the other Seller in connection with their enforcement of the duties and obligations set forth in this Section 2.

3. Proceeds. The Sellers agree that SAE will credit $14,500,000 of the proceeds that it receives from the Purchaser pursuant to the Purchase Agreement on the Closing Date towards outstanding amounts owed to SAE by ASV. The Sellers further agree that SAE will also credit up to $5,000,000 of the proceeds that it receives from the Purchaser pursuant to the Purchase Agreement for the Earn-Out, if and when received by SAE, towards outstanding amounts owed to SAE by ASV. ASV agrees and acknowledges that it will not receive any cash payment with respect to the proceeds credited towards outstanding amounts owed by ASV to SAE under this Section 3.

4. Alaska Tax Credits. Sellers agree that they shall take, or shall cause to be taken, such actions and execute and deliver such documents after the Closing as are necessary, proper or advisable under Applicable Law: (i) such that $175,000 of the Alaska tax credits issued to ASV will be used to pay Alaska production tax due on the sale of the CRD surveys pursuant to the CRD Purchase Agreement, (ii) to effect the withdrawal of the Alaska tax credit certificates issued under Section 43.55.023 of the Alaska Statutes with respect to the Aklaq survey, and (iii) such that $171,354 of the Alaska tax credits issued to ASV will be used to repay the State of Alaska for the Alaska tax credits previously used with respect to the Franklin Bluffs survey to pay Alaska production tax upon the withdrawal of the Alaska tax credit certificates issued under Section 43.55.023 of the Alaska Statutes with respect to the Franklin Bluffs survey.

5. Representations and Warranties. Each Seller hereto represents and warrants to each other Seller and to its respective successors and assigns that:

(a) The representations and warranties made by such Seller in the Purchase Agreement are true and correct.

(b) The execution, delivery, and performance by such Seller of this Agreement is within such Seller’s powers, has been duly authorized by all necessary action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default in any material respect under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Seller or result in the creation or imposition of any lien on any asset of such Seller.

(c) This Agreement constitutes a legal, valid, and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

6. Miscellaneous.

(a) No failure or delay by any Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and non-exclusive of any rights or remedies provided by law.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

(c) In the event of an inconsistency between the provisions of this Agreement and the Purchase Agreement, the provisions of this Agreement shall be controlling as between the Sellers. Notwithstanding any terms of the Purchase Agreement to the contrary, this Agreement shall not be superseded by the Purchase Agreement, and shall continue in full force and effect on and after the Closing Date.

(d) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the parties hereto.

(e) This Agreement, any dispute or matter arising out of or in connection with this Agreement, or the transactions contemplated hereby, including all claims or causes of action (whether in contract or tort), or the negotiation, execution or performance hereof, and the legal relationship among the parties, shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with, the internal laws of the State of Texas, excluding its conflicts of laws provisions and shall, in all respects, be treated as a contract made in Texas. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state courts located in Harris County, Texas and to the federal courts of the Southern District of Texas, Houston Division and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, and each Seller waives any objection that such courts are an inconvenient forum. EACH SELLER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be signed by facsimile or by email in portable document format (PDF).

(g) ASV acknowledges that SAE has collaterally assigned to its lenders and noteholders, or to the administrative agents, collateral agents or indenture trustee acting on behalf of such lenders and noteholders (or their successors and assigns, collectively, the “Permitted Assignees”), all of SAE’s rights to collect any amounts payable to SAE under this Agreement and any remedies associated with such right (and ASV consents to the foregoing), it being understood that any such assignment will not relieve SAE from its obligations hereunder and that any such enforcement by the Permitted Assignees will be in accordance with, and subject to, the terms and provisions of this Agreement in the same manner as same would be applicable to SAE.

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IN WITNESS WHEREOF, the Sellers hereto have caused this Agreement to be duly executed as of the date and year first above written.

ALASKAN SEISMIC VENTURES, LLC

By:	/s/ William Van Dyke
Name: William Van Dyke
Title: Chief Executive Officer

SAEXPLORATION, INC.

By:	/s/ Michael J. Faust
Name: Michael Faust
Title: Chief Executive Officer

[SIGNATURE PAGE TO SELLERS SIDE LETTER AGREEMENT]

EXHIBIT A

TO

SELLERS SIDE LETTER AGREEMENT

SELLERS

Seller Name and Address for Notice	Percentage Ownership as of Closing

SAExploration, Inc.	50%
1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079
Attention: Mike Faust
Email: mfaust@saexploration

ALASKAN Sesimic Ventures, LLC	50%
PO Box 876489
Wasilla, Alaska 99687
Attention: William Van Dyke
Email: bvandyke@petroak.com

or

If by hand delivery or courier:
4430 Mitzie Court
Wasilla AK 99654